Exhibit 23.2

August 14, 2007

Mr. Thomas Edward Pumford, Jr.

Secretary, Treasurer and CFO

Liberty Renewable Fuels LLC

3508 East M-21

Corunna, MI 48817

Re: Consent to Disclosure Kennedy and Coe, LLC’s Name and Role in Form 10-Q

Dear Mr. Pumford:

We hereby consent to the use in this Form 10-Q of our report delivered on July 10, 2007 which was used to update a previous financial model and was based on the May 18, 2007 term sheet agreement for project financing that was executed by Grand Forks Farm Credit and Liberty Renewable Fuels LLC, for the period from inception (June 21, 2006) to June 30, 2007.

Sincerely,

Kennedy and Coe, LLC